As filed with the Securities and Exchange Commission on February 3, 2006


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                           INFE-HUMAN RESOURCES, INC.
                 (Name of small business issuer in its charter)
                                     Nevada
            (State or jurisdiction of incorporation or organization)
                                      8714
            (Primary Standard Industrial Classification Code Number)
                                   54-2013455
                      (I.R.S. Employer Identification No.)

           67 Wall Street, 22nd Floor, New York, New York, 10005-3198
                                 (212) 859-3466

                   (Address and telephone number of principal
               executive offices and principal place of business)

                                  Arthur Viola
                                 67 Wall Street
                                   22nd Floor
                            New York, NY 10005-3198
                                 (248) 489-1961
           (Name, address and telephone number of agent for service)

                                   Copies to:
                              Laura Anthony, Esq.
                            Legal & Compliance, LLC
                              330 Clematis Street
                         West Palm Beach, Florida 33401
                                (516) 514-0936

Approximate Date of Commencement of Proposed Sale To The Public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

If this form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
  Title of each            Amount to be registered       Proposed         Proposed Maximum       Amount of
class of securities                                   maximum offering      aggregate         registration fee
     to be                                           price per Share (1)  offering price (1)
  registered
-------------------      -------------------------- -------------------- -------------------- -----------------

Common Stock, underlying
conversion of 8% callable
secured convertible notes    12,500,000                 0.60                 $7,500,000           $ 802.50


Common Stock underlying
exercise of stock
purchase warrants             1,600,000                $1.50                 $2,400,000           $  256.80
-----------------------------------------------------------------------------------------------------------------
TOTAL                        14,100,000                                      $9,900,000           $1,059.30
-----------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(g) of the Securities Act of 1933, as amended. The price per share is based on the price of the common stock on the Over-The-Counter Bulletin Board on January 31, 2006.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
-------------------------------------------------------------------------------

                  Subject to completion, dated February 3, 2006

                                   PROSPECTUS

                           INFE-HUMAN RESOURCES, INC.
                           67 Wall Street, 22nd Floor
                            New York, NY 10005-3198
                                 (212) 859-3466

                       14,100,000 Shares of Common Stock

We are registering up to 14,100,000 shares for sale on behalf of the existing note holders upon conversion of their 8% Callable Secured Convertible Notes (the "Notes") and up to 1,200,000 shares for sale on behalf of existing warrant holders upon the exercise of their Stock Purchase Warrants (the "Warrants"). We will not receive any proceeds from this offering. We may receive proceeds from the exercise price of the Warrants if they are exercised by the selling security holders. All costs associated with this registration will be borne by Infe-Human Resources, Inc.

The shares of common stock being offered in this prospectus may be sold at fixed prices, prevailing market prices determined at the time of sale, varying prices determined at the time of sale or at negotiated prices. The shares of our common stock covered by this prospectus may be issued from time to time pursuant to various agreements between the selling shareholders and us. We will receive proceeds upon the exercise of the Warrants, but we will not receive any of the proceeds from the resale of shares by the selling stockholders.

Our common stock is traded on the OTC Bulletin Board under the symbol "IFHR.OB." The average of the high and low trading price of our common stock on January 31, 2006 was $0.57.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if they are exercised by the selling stockholders. See "Use of Proceeds."

Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register the shares held by the selling stockholders. We will bear all costs relating to the registration of our common stock, other than any selling stockholder's legal or accounting costs or commissions.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until the Registration Statement filed with the Securities and Exchange Commission ("SEC") is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 6 which describes certain material risk factors you should consider before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is February 3, 2006

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS
 	                                                                  Page

PROSPECTUS SUMMARY..........................................................5

RISK FACTORS................................................................6

FORWARD-LOOKING STATEMENTS.................................................11

USE OF PROCEEDS............................................................12

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..................13

THE BUSINESS...............................................................15

MANAGEMENT.................................................................19

DESCRIPTION OF THE PRIVATE PLACEMENT.......................................22

SELLING STOCKHOLDERS.......................................................22

DESCRIPTION OF SECURITIES..................................................24

PLAN OF DISTRIBUTION.......................................................27

SHARES ELIGIBLE FOR FUTURE SALE............................................29

WHERE YOU CAN FIND MORE INFORMATION........................................30

LEGAL MATTERS..............................................................30

EXPERTS....................................................................30

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES.................................................30

FINANCIAL STATEMENTS.......................................................F-1

INFORMATION NOT REQUIRED IN PROSPECTUS.....................................31

SIGNATURES.................................................................35

=============================================================================

                               PROSPECTUS SUMMARY

UNLESS OTHERWISE INDICATED, ALL REFERENCES TO "WE", "US", "OUR" AND SIMILAR TERMS, AS WELL AS REFERENCES TO THE "REGISTRANT" OR THE "COMPANY" IN THIS PROSPECTUS, REFER TO INFE-HUMAN RESOURCES, INC., A NEVADA CORPORATION AND NOT TO THE SELLING STOCKHOLDERS.

THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION USING A "SHELF REGISTRATION" PROCESS. YOU SHOULD READ THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, AS WELL AS ANY POST-EFFECTIVE AMENDMENTS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, TOGETHER WITH THE ADDITIONAL INFORMATION DESCRIBED UNDER "AVAILABLE INFORMATION" BEFORE YOU MAKE ANY INVESTMENT DECISION.

THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THESE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. SOME OF THE STATEMENTS MADE IN THIS PROSPECTUS DISCUSS FUTURE EVENTS AND DEVELOPMENTS, INCLUDING OUR FUTURE BUSINESS STRATEGY AND OUR ABILITY TO GENERATE REVENUE, INCOME AND CASH FLOW. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN THESE FORWARD-LOOKING STATEMENTS. SEE "FORWARD LOOKING STATEMENTS."

Company Overview

INFe-Human Resources, Inc.'s main operations include the provision of human resource consulting services to companies. In addition, the Company, through its wholly owned subsidiary, Infe-Human Resources of New York, Inc. provides staffing services to companies. The staffing services include both temporary and permanent placement for both professional and non professional employment. The company also operates a payroll services bureau within its corporate financial consulting and merchant banking divisions. The corporate financial consulting division provides advisory services to payroll client and non-client companies. The merchant banking division has an in-house equity funding program in which it finances the growth of client and payroll service companies, as well as purchases equity in small public companies. The company is based in New York City.
                                  RISK FACTORS

An investment in the Common Stock of the Company is highly speculative, involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating the Company and its business, prospective investors should carefully consider the following risk factors in addition to the other information included in this Registration Statement.

The following risk factors should be considered carefully in addition to the other information contained in this prospectus:

                         Risks Related to our Business

WE ARE RECENTLY EMERGED FROM THE DEVELOPMENT STAGE COMPANY AND HAVE LIMITED OPERATING HISTORY AND REVENUES.

We were organized in March 2000 and have a very limited operating history upon which an evaluation of our future performance and prospects can be made. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry. As such, we face risks and uncertainties relating to our ability to successfully implement our business plan.

WE HAVE HISTORICALLY INCURRED LOSSES AND LOSSES MAY CONTINUE IN THE FUTURE

Since inception, the Company has generated an accumulated deficit of $520,650 at November 30. 2005. Inasmuch as we will continue to have operating expenses and will be required to make significant up-front expenditures in connection with the proposed development of our business, we may continue to incur losses for at least the next 12 months and until such time, if ever, as we are able to generate sufficient revenues to finance its operations and the costs of continuing expansion. There can be no assurance that we will be able to generate significant revenues or achieve profitable operations.

There is doubt about our ability to continue as a going concern due to recurring losses and working capital shortages, which means that we may not be able to continue operations unless we obtain additional funding.

The financial statements and report of our independent registered public accountants for the fiscal years ended November 30, 2005 and November 30, 2004, as included in this Prospectus, includ an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding and to develop steady revneues. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS, OUR BUSINESS OPERATIONS WILL BE CURTAILED.

Our business has relied almost entirely on external financing to fund our operations. Such financing has historically come from a combination of borrowings from, and sale of common stock to, third parties. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing will be required to cover our operating costs. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

Prior to this offering, there has been a limited public market for our common stock, and an active trading market for our common stock may not develop. As a result, this could reduce our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could reduce the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

o  With a price of less than $5.00 per share;

o  That are not traded on a "recognized" national exchange;

o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must have a price of not less than $5.00 per share); or

o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

FAILURE TO RETAIN OR ATTRACT KEY PERSONNEL WILL HAVE A MATERIAL NEGATIVE IMPACT ON THE SALES, DEVELOPMENT AND ENHANCEMENT OF OUR PRODUCTS.

Our future success depends, in significant part, on the continued services of Arthur Viola (our Chairman and Chief Executive Officer). We may not able to find an appropriate replacement for any of our key personnel. Any loss or interruption of our key personnel's services could have a material negative impact on our ability to develop our business plan.

OUR DIRECTORS ARE NOT PERSONALLY LIABLE AND ARE INDEMNIFIED FOR BREACH OF FIDUCIARY DUTIES.

Our Certificate of Incorporation provides, as permitted by the Nevada Corporate Law, and with certain exceptions, that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may discourage our stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders against a director.

WE HAVE NOT PAID DIVIDENDS TO OUR STOCKHOLDERS.

We have never paid, nor do we anticipate paying, any cash dividends on our common stock. Future debt, equity instruments or securities may impose additional restrictions on our ability to pay cash dividends.

IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH COULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR COMMON STOCK.

Effective internal controls are necessary for us to provide reliable financial reports. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting

We are preparing for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, as we rapidly grow our business, our internal controls will become more complex and will require significantly more resources to ensure our internal controls overall remain effective. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price.

COMPETITION.

The market for our products and services is highly competitive and subject to rapid change. There are many companies that act in the staffing industry, as PEOs and payroll services,and provide additional financial service options. Many are well financed and have strong brand awareness. We believe that our ability to compete depends on many factors both within and beyond our control, including the success of our marketing and sales efforts and the price and reliability of our products and services developed and the timing and market acceptance of our products and services being developed. Many of our potential competitors have substantially greater financial, technical and marketing resources than us. Increased competition could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully.

Price competition in the staffing industry continues to be intense and pricing pressures from both competitors and customers may result in reduced sales and margins to the Company.

The temporary staffing industry is highly competitive with limited barriers to entry and continues to undergo consolidation. The Company expects the level of competition to remain high in the future, and competitive pricing pressures will make it difficult for the Company to raise its prices even though its costs may have increased, and may have an adverse effect on the Company's market share and operating margins. Other competitors have greater marketing, financial and other resources than the Company that, among other things, could enable them to attempt to maintain or increase their market share by reducing prices. Furthermore, there has been an increase in the number of customers consolidating their staffing services purchases with a single provider or with a small number of providers.

Any significant recurrent economic downturn could result in the Company's customers using fewer temporary employees, which could materially adversely affect the Company.

Demand for the Company's staffing services is significantly affected by the general level of economic activity and unemployment in the United States and the New York, New Jersey and Connecticut area in which the Company operates. Frequently, customers use temporary staffing services to manage personnel costs and staffing needs. When economic activity increases, t emporary employees are often added before full-time employees are hired. However, as economic activity slows, many customers reduce their utilization of temporary employees before releasing regular full-time employees. Typically, the Company may experience less demand for its services and more competitive pricing pressure during periods of economic downturn. A recurrent recession or a significant lag in economic recovery would likely have a material adverse effect on the Company's business, results of operations, cash flows or financial position.

                         Risks Related to this Offering

FUTURE SALES BY OUR STOCKHOLDERS MAY HAVE THE AFFECT OF LOWERING OUR STOCK
PRICE.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

The Selling Stockholders intend to sell in the public market the shares of common stock being registered in this offering. The average of the high and low trading price of our common stock on January 31, 2006 was $0.57. To the extent the Selling Stockholders acquired their shares or warrants at prices less than the current trading price of our common stock, they may have an incentive to immediately resell such shares in the market which may, in turn, cause the trading price of our common stock to decline. Significant downward pressure on our stock price caused by the sale of stock registered in this offering could encourage short sales by third parties that would place further downward pressure on our stock price.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET MAY DEVELOP.

Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Thinly traded common stock is typically significantly more volatile than common stock trading in an active public market.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS.

Our CEO and principal stockholder, Arthur Viola, controls approximately 66.68% of our currently outstanding common stock. Accordingly, he may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

INVESTORS IN OUR SECURITIES MAY SUFFER DILUTION.

The issuance of shares of our common stock, or shares of our common stock underlying warrants, options or preferred stock will dilute the equity interest of existing stockholders who do not have anti-dilution rights and could have a significant adverse effect on the market price of our common stock. The sale of our common stock acquired at a discount could have a negative impact on the market price of our common stock and could increase the volatility in the market price of our common stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock who do not have anti-dilution rights. Those additional issuances of our common stock would result in a reduction of an existing holder's percentage interest in our company.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects", "plans", "will", "may", "anticipates", "believes", "should", "intends", "estimates", and other words of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following:

o  the availability and adequacy of our cash flow to meet our requirements,

o economic, competitive, demographic, business and other conditions in our markets,

o  competition,

o changes in our business and growth strategy (including our acquisition strategy) or development plans,

o the availability of additional capital to support acquisitions and development, and

o other factors discussed under the section entitled "Risk Factors" or elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified by these and other factors. Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive any proceeds from the resale of shares by the selling stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of warrants outstanding. In that case, we could receive a maximum of $2,400,000, which would be used for working capital and general corporate purposes.

          MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board since April 25, 2005 under the symbol "IFHR.OB". Prior to that date, there was no active market for our common stock. Based upon information furnished by our transfer agent, as of February 1, 2006, we had approximately 160 holders of record of our common stock.

The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the OTC Bulletin Board:

Fiscal Year 2005	 	High	 	Low
---------------------------------------------------------
First Quarter	 	      $N/A	 	$N/A
Second Quarter	 	       0.50	         0.01
Third Quarter	 	       0.41	 	 0.17
Fourth Quarter	               0.80	         0.44

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following management's discussion and analysis should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this document.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED NOVEMBER 30, 2005 COMPARED TO FISCAL YEAR ENDED NOVEMBER 30, 2004

REVENUES

Revenues were $5893 for the fiscal year ended November 30, 2005, as compared to $0 for the year ended November 30, 2004. This increase in revenue was due to revenue from corporate financial consulting services.

COST OF REVENUES

Cost of revenues was $0 for the fiscal years ended November 30, 2005 and 2004.

OPERATING EXPENSES

Operating expenses for the fiscal year ended November 30, 2005 were $532,707 compared to $20,500 for the fiscal year ended November 30, 2004. The increase in operating expenses was primarily related to increased professional fees, compensation as a result of expenses related to the private securities offering, as well as investigating and considering business opportunities.

LOSS FROM OPERATIONS

Loss from operations for the fiscal year ended November 30, 2005 was $479,477 compared to $17,860 for the fiscal year ended November 30, 2004.

INTEREST EXPENSE

Interest expense was $0 and $0 for the fiscal years ended November 30, 2005 and 2004, respectively.

REALIZED GAIN ON SALE OF SECURITIES

The realized gain from the sale of marketable securities was $47,337 for the fiscal year ended November 30, 2005 as compared to $2,640 for the fiscal year ended November 30, 2004. The gain was the result of the Company's sale of securities to meet operating expenses.

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK

Net loss applicable to Common Stock was ($479,477) for the fiscal year ended November 30, 2005, compared to a loss of ($17,860) for the fiscal year ended November 30, 2004. Net loss per common share was ($0.04) for the fiscal year ended November 30, 2005 and $00 for the fiscal year ended November 30, 2004.

LIQUIDITY AND CAPITAL RESOURCES

The Company's financial statements are prepared on a going-concern basis, which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business. However, the Company's cash flows for 2006 are currently projected to be insufficient to finance projected operations, without funding from other sources. These conditions raise substantial doubt as to the ability of the Company to continue as a going concern.

Management's plans for this uncertainty includes increasing the revenue of the company both internally and through acquisition, as well as by raising additional capital from external sources. Management may also liquidate some of the marketable securities that it owns. There can be no assurance that management will be successful in these plans. Accordingly, the accompanying financial statements do not include any adjustments that may arise from the uncertainty surrounding the Company's ability to continue as a going concern.

During the fiscal year ended November 30, 2005, the Company had net cash increase of $1,189,694 from operations resulting from the proceeds of convertible notes payable in the amount of $1,480,000, an officer loan of $8,600 and $20,000 from the sale of common stock in a private transaction and reduced by ($33,018) as the net cash used in operating activities and ($285,888) as the net cash used in investing activities, including financing costs associated with the convertible notes payable. The reduction of net cash of in the amount of $33,018 includes an adjustment to cash in the amount of $220,425 for stock issued for services rendered and $245,000 for stock issued as compensation. Cash used in investing activities amounted to ($285,888) for the fiscal year ended November 30, 2005. The Company does not have any commitments for capital expenditures or leasing commitments in the future, other than its month-to-month lease of its office.

The Company received $1,508,600 from its financing activities for the fiscal year ended November 30, 2005. As of November 30, 2005, the Company had $1,189,694 in cash or cash equivalents and had marketable securities of $57,339.

                                 THE BUSINESS

The Company recently emerged from development-stage. The Company provides either directly or through its subsidiaries a variety of financial services, including temporary and permanent staffing of both professional and non professional employees, payroll and related human resource functions, for client companies. The company, through its subsidiary, Daniels Corporate Advisory Company, Inc., a Nevada corporation ("Daniels"), operates two divisions; the corporate financial consulting division and the merchant banking division. The Company, through its subsidiary Infe Human Resources of New York, Inc., a Nevada corporation operates its staffing division.

The Corporate Financial Consulting Division will work with companies, including payroll providers, seeking to create and/or acquire adjunct service businesses, whose services will initially provide better lifestyles for its existing workforce, and ultimately will be packaged, on an additional profit center basis, for sale to other small companies for the retention of their employees. Other financial assignments will be undertaken for clients, including financial advisory services. The profits generated from all the Financial Consulting Assignments will be available for venture investment, through the second division, The Merchant Banking Division.

The Merchant Banking Division has an in-house equity funding program, whereby Daniels intends to profit by helping finance the growth of client, payroll service companies, as well as non-payroll services companies. This division will also profit by the purchase of equity in attractive small public companies whose growth strategies are in line with Daniels' philosophy- growth through leveraged acquisition(s).

The Staffing Division services are focused primarily on placing temporary and permanent light industrial and clerical/administrative staffing personnel and providing temporary and permanent placement services of professionals such as engineers and accountants. The Staffing Division currently operates in the tri-state area including New York, New Jersey and Connecticut.

The Company currently operates in a single dominant operating segment, as that term is defined in Statements on Financial Accounting Standards (SFAS) No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE.

The Company's sales in 2005 were in the northeast including New York, New Jersey and Connecticut. The Company did not have sales in 2004.

In order to help implement the Company's business plan by adding management and financial resources, the Company acquired Daniels in October 2003, a corporation focused on the payroll services market. Daniels also provides certain financial services to that same client company such as financial consulting, strategic business and/or investment advice. Daniels' Chairman and CEO, Arthur Viola, who became the Company's President and CEO in late 2002, brings significant corporate experience in building companies to the Company.

Recent Acquisitions

In order to help implement the Company's business plan by adding staffing services, on December 20, 2005, the Company, on behalf of its newly formed wholly- owned subsidiary, Infe-Human Resources of New York, Inc., (the "Buyer"), in an agreement which included Monarch Human Resources, Inc. ("Target"), and John Scrudato and Gregg Oliver, as the shareholders of the Target (the "Shareholders") completed the acquisition by the Buyer of 80% of the outstanding shares of Target pursuant to a Stock Purchase Agreement, the material terms of which are described in Item 1.01 of Form 8-K filed on December 22, 2005 with the Securities and Exchange Commission.

Business Strategy

The Company intends to look at potential acquisitions in complementary areas of corporate financial services and staffing services and grow through internal sales and development initiatives as well. Due to the Company's physical presence in New York, the Company expects that its business will initially be focused on the "Northeast Corridor" from Boston to Washington plus the fast-growing Florida market. Management believes that Florida is fast-growing due to its (i) above-average population growth; (ii) a low-tax regulatory climate;
(iii) a favorable climate for small businesses including such things as State funded business incubators; and (iv) a diverse population, all of which lead, in management's view, to greater small business formation and correspondingly greater potential demand for the Company's services.

The Company has earmarked ideal locations for its services and started its market penetration in New York - through its 67 Wall Street, NY Location and also markets its business services and consulting services in Greenwich Connecticut, Southern New Jersey and Western Pennsylvania.

As an additional means to potentially increase the size and scale of the Company, we are also reviewing potential acquisitions of small and medium sized payroll processing companies as well as companies that can provide "add-on" services, including investment services to the client company and its employees. Due to the numerous uncertainties associated with acquiring a company, the Company does not have a definitive timetable on making its next acquisition. However, the Company believes that making acquisitions can be an important method to grow the Company as a complement to growing the Company internally.

Products and Services

The Corporate Financial Consulting Division of the Company intends to advise payroll clients as well as non- payroll client companies. This division will work with companies seeking to create and/or acquire adjunct service businesses, whose services will initially provide better lifestyles for its existing workforce, and ultimately will be packaged, on an additional profit center basis, for sale to other small companies for the retention of their employees. Other financial assignments will be undertaken for clients, including investment banking services. The profits generated from all the Financial Consulting Assignments will be available for venture investment, through the second division - The Merchant Banking Division.

The Merchant Banking Division offers an in-house equity funding program, whereby Daniels will profit by helping finance the growth of client, payroll service
companies, as well as non-payroll services companies.   This division will also
profit by the purchase of equity in attractive small public companies whose growth strategies are in line with Daniels' philosophy- growth through leveraged acquisition(s). In addition, this Division offers corporate financial consulting services.

The Staffing Division is focused primarily on placing temporary and permanent light industrial and clerical/administrative staffing personnel and providing temporary and permanent placement servicesof professionals such as engineers and accountants.

Sales and Marketing

The Company intends to provide to its customers payroll and other services including venture capital management, and business development/financial advisory services. The Company may also acquire debt or equity securities in its clients in connection with its business development and venture capital management services. Such transactions would occur if the Company determined that acquiring a debt or equity security in its client would enhance the Company's relationship with its client and would likely generate a positive economic return to the Company. The Company markets its services both directly through referrals and indirectly through accounting firms. We also intend to do joint marketing with our clients by providing venture capital management and working partner development (Merchant Banking) in exchange for the client providing its network of corporate relationships to us for payroll and ancillary services. Our plan is that by providing several important financial services for clients, we intend to develop valuable long-term relationships which would yield consistent revenue.

In the staffing industry the Company intends to market its services through referrals and indirectly through hospitals, medical centers and a concentration in the medical industry. The Company intends to capitalize upon its recent acquisition of Monarch Human Resources by ensuring continued high level service to its current client base, while offering new and valuable services to the existing client base both through expansion in the Staffing industry and through offering services available from its Corporate Financial and Merchant Banking divisons. The Company intends to grow its staffing business through future acquisitions of existing staffing company's with a concentration on high margin sectors such as the medical industry. In addition, the Company will grow its existing business through word of mouth and the hiring of a sales team.


Principal Executive Offices

The Company's operational headquarters is located in an office service complex located on the 22nd floor of 67 Wall Street, New York, New York 10005-3198. The Company's lease is a month-to-month lease with no expiration date. The Company believes that its existing facilities are adequate for its needs for the foreseeable future and that if additional space is needed, it would be available on favorable terms at the same location.

The Offering

The Common Stock offered by the Selling Stockholders consists of 14,100,000 shares, including (i) 12,500,000 shares issuable upon the conversion of the Callable Secured Convertible Notes (the "Notes") and (ii) 1,600,000 shares issuable upon the exercise of Stock Purchase Warrants (the "Warrants") with an exercise price of $1.50 per share.

Use of Proceeds

We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders, which proceeds we intend to use for working capital and general corporate purposes.

Employees

As of December 29, 2005, the Company had no employees. However, the Monarch Human Resources, Inc., which the Company recently acquired a controlling interest in through its newly formed subsidiary, Infe Human Resources of New York, Inc. has 87 full-time and 0 part-time employees. We enjoy good employee relations. None of our employees are members of any labor union and we are not a party to any collective bargaining agreement.

Facilities

Our operational headquarters are located in an office service complex located on the 22nd floor of 67 Wall Street, New York, New York 10005-3198. We lease the premises month-to-month. We believe that are existing facilities are adequate for our needs for the foreseeable future and that if additional space is needed, it would be available on favorable terms at the same location

Litigation

We are not a party to any pending or threatened litigation.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

The following table sets forth information as of February 1, 2006 regarding the members of our board of directors and our executive officers. All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name		Age	Position	   Since
----            ---  	--------           -----
Arthur Viola    50     CEO; President   September 2002
		       and Director

Arthur Viola, age 50. Mr. Viola has been Chairman, President, CEO and a Director of the company since September 2002. In 1981, Mr. Viola founded the Viola Group, Inc., a New York based public company which acquired and managed private companies. From 1990 to the present, Mr. Viola has served as senior partner of Daniels Corporate Advisory Co., a New York based private company which invests in and helps grow small public companies. Previously, Mr. Viola was involved with mergers and acquisitions with Bank of America, Gulf & Western and Crane Co., and was an account manager for Citibank, N.A. Mr. Viola earned a B.A. From Iona College, an MBA from Pace University and has done advanced work in corporate mergers & acquisitions and real estate development at New York University.

The board is divided into three classes, with the term of office of one Class expiring each year. We currently have one director with no directors in Class I, no directors in Class II and one director in class iii. The term of office of director Arthur Viola expires at the 2006 annual meeting.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all
Section 16(a) forms they file.

Executive compensation

	(A) compensation.

The following table sets forth compensation awarded to, earned by or paid to the company's chief executive officer and the four other most highly compensated executive officers with compensation in excess of $100,000 for the years ended november 30, 2005 and 2004 and 2003 (collectively, the "named executive officers").


                                Annual Compensation               Long Term Compensation
                              -----------------------------    --------------------------------
                                                               Restricted  Securities       All
                                                                  Stock    Underlying       other
Name and Principal Position     Fiscal Year   Salary   Bonus     Awards    Options/Warrants compensation
                                                ($)     ($)       ($)                         ($)
--------------------------------------------------------------------------------------------------------

   Arthur Viola	                  2005           0       0        $245,000          0           0
                                  2004
                                  2003
---------------------------------------------------------------------------------------------------------


                          Options Granted During 2005
----------------------------------------------------------------------------
Name                   Number of       % of Total
                       Securities     Options/SARs
                       Underlying     Granted  to
                       Options        Employees in     Exercise or
                       Granted        Fiscal Year      Base Price     Expiration
                                                        ($/Sh)          Date
------------------  --------------  ---------------  ----------    ------------
N/A

EMPLOYMENT CONTRACTS

We do not have an employment contract with any executive officers. Any obligation to provide any compensation to any executive officer in the event of his resignation, retirement or termination, or a change in control of the Company, or a change in any Named Executive Officers' responsibilities following a change in control would be negotiated at the time of the event.


We may in the future create retirement, pension, profit sharing and medical reimbursement plans covering our Executive Officers and Directors.

Directors Compensation

The Company's directors did not receive any compensation for services rendered as a director during fiscal 2005.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth as of February 1, 2006, the number of outstanding common shares of the Company beneficially owned by (i) each person known to Infe to beneficially own more than 5% of its outstanding common shares, (ii) each director, (iii) each nominee for director, (iv) each executive officer listed in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

Name and                        Shares of Common Stock        Approximate
Address of Beneficial Owner     Beneficially Owned (2)      Percent of Class
---------------------------   -------------------------     ----------------
Arthur Viola(1)
67 Wall Street, 22nd Floor
New York, NY 10006              8,780,640                       66.68 %


Officers and directors
as a group (1 person)
----------------------------------------------------------------------------

(1) An officer and director
(2) Does not include common shares underlying options and warrants


There are no family relationships among our directors and executive officers.
No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

None of our directors or executive officers or their respective immediate family members or affiliates is indebted to us. As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers or affiliates is a party or has a material interest adverse to us.


                      DESCRIPTION OF THE PRIVATE PLACEMENT

On November 30, 2005, we entered into a Securities Purchase Agreement with various investors pursuant to which they have the right to acquire 8% callable secured convertible notes (the "Convertible Notes") in the aggregate principal amount of $3,000,000, together with Stock Purchase Warrants (the "Warrants") to acquire 1,200,000 shares of the Company's common stock. The Company issued additional warrants to acquire 400,000 shares of the Company's common stock to intermediaries in the transaction. The Convertible Notes and the Warrants may be collectively referred to herein as the "Securities".

The Convertible Notes are convertible at anytime prior to payment into shares of the Company's common stock at a rate based on the trading price of the Company's common stock. The Warrants are exercisable into shares of common stock at price of $1.50 per share. The conversion and exercise price of the Securities are subject to adjustment upon the occurrence of certain events, including with respect to stock splits or combinations

The Securities were not registered under applicable securities laws and were sold in reliance on an exemption from such registration. Each of the investors is an "accredited investor" and the Company believes that the issuance and sale of the Convertible Notes qualified for an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

The Company is obligated within 30 days to register with the Securities and Exchange Commission the Securities. Furthermore, the Securities are subject to certain demand and piggy-back registration rights.

                              SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer

Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

----------------------------------------------------------------------------------------------
Name of Selling Stockholder    Shares      Beneficial   Percentage   Beneficial   Precentage
                               of Common   Ownership    of Common    Ownership    of Common
                               Stock       Before the   Stock Owned  After the    Stock After
                               Included    Offering**   Before the   Offering(4)  Offering(4)
                               in                       Offering**
                               Prospectus
                               (1)
--------------------------     ----------  ------------ ------------ ------------ -------------
AJW Offshore, Ltd(3)            7,614,000   590,667 (2)     4.99%           --             --

AJW Partners, LLC(3)            1,677,900   590,667 (2)     4.99%           --             --

AJW Qualified Partners, LLC(3)  4,596,600   590,667 (2)     4.99%           --             --

New Millennium Capital
Partners II, LLC,(3)             211,500    590,667 (2)     4.99%           --             --
-------------------------------------------------------------------------------------------------
** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on February 1, 2006, the conversion price would have been approximately $0.275.


(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with
Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey
S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street
Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified
Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW
Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street
Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New
Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Assumes that all securities registered will be sold.

                           DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. As of February 1, 2006, there were 13,167,974 shares of common stock and -0-shares of preferred stock issued and outstanding.

Common Stock

Subject to any prior rights to receive dividends to which the holders of shares of any series of the preferred stock may be entitled, the holders of shares of common stock shall be entitled to receive dividends, if and when declared payable from time to time by the board of directors, from funds legally available for payment of dividends.

In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, after there shall have been paid to the holders of shares of preferred stock the full amounts to which they shall be entitled, the holders of the then outstanding shares of common stock shall be entitled to receive, pro rata, any remaining assets of the Company available for distribution to our shareholders. The board of directors may distribute in kind to the holders of the shares of common stock such remaining assets of the Company or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation trust or entity and receive payment in cash, stock or obligations of such other corporation, trust or entity or any combination of such cash, stock, or obligations, and may sell all or any part of the consideration so received, and may distribute the consideration so received or any balance or proceeds of it to holders of the shares of common stock. The voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Company (unless in connection with that event the dissolution, liquidation or winding up of the Company is specifically approved), or the merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Company of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Company.

Except as provided by law or this certificate of incorporation with respect to voting by class or series, each outstanding share of common stock shall entitle the holder of that share to one vote on each matter submitted to a vote at a meeting of shareholders.

Such numbers of shares of common stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of preferred stock or any obligation of the Company convertible into shares of common stock and (ii) upon exercise of any options or warrants to purchase shares of common stock.

Preferred Stock

The board of directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such shares, of each such series. The authority of the board of directors with respect to each such series shall include a determination of the following, which may vary as between the different series of preferred stock:

(a) The number of shares constituting the series and the distinctive designation of the series;

(b) The dividend rate on the shares of the series, the conditions and dates upon which dividends on such shares shall be payable the extent, if any, to which dividends on such shares shall be cumulative, and the relative rights of preference, if any, of payment of dividends on such shares;

(c) Whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption of such shares, which amount may, but need not, vary according to the time and circumstances of such redemption;

(d) The amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of this corporation, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount;

(e) Any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Company of the shares of the series;

(f) The right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion;

(g) The voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting tights provided by law, and

(h) Any other terms, conditions or provisions with respect to the series not inconsistent with the provisions of the articles of incorporation or any resolution adopted by the board of directors pursuant thereto.

The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote at a meeting of shareholders. No holder of shares of preferred stock of the Company shall, by reason of such holding have any preemptive right to subscribe to any additional issue of any stock of any class or series nor to any security convertible into such stock.

Stock Purchase Warrants

Each of the 1,600,000 warrants issued to the investors pursuant to the Private Placement referred to herein entitles the holder thereof to purchase shares of our common stock at an exercise price of $1.50 per share, subject to anti-dilution adjustments, from the date of issuance until the fifth anniversary thereof.

Callable Secured Convertible Notes

The Company has outstanding 8% Callable Secured Convertible Notes (the "Notes") in the aggregate principal amount of $3,000,000. These Notes are convertible at anytime prior to payment into shares of the Company's common stock at a rate based on the trading price of the Company's common stock.

The conversion price of the Notes are subject to adjustment upon the occurrence of certain events, including with respect to stock splits or combinations. The Notes are not registered under applicable securities laws and were sold in reliance on an exemption from such registration. Each of the investors is an "accredited investor" and the Company believes that the issuance and sale of the Convertible Notes qualified for an exemption from registration pursuant to
Section 4(2) of the Securities Act of 1933.

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol IFHR.OB. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply our common stock for trading on the American Stock Exchange or Nasdaq SmallCap Market, although we cannot be certain that this application will be approved.

The transfer agent for our common stock is Computershare Trust Company, Inc.


                              PLAN OF DISTRIBUTION

We are registering an aggregate of 14,100,00 shares of our common stock covered by this prospectus on behalf of the selling stockholders. The selling stockholders and any of their donees, pledgees, assignees and successors-in-interest may, from time to time, offer and sell any and all of their shares of common stock on any stock exchange, market, or trading facility on which such shares are traded. The selling stockholders will act independently of us and each other in making decisions with respect to the timing, manner and size of each such sale. Sales may be made at fixed or negotiated or market prices. The shares may be sold by way of any legally available means, including in one or more of the following transactions:

o a block trade in which a broker-dealer engaged by a selling stockholder attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; and

o  privately negotiated transactions.

Transactions under this prospectus may or may not involve brokers or dealers. The selling stockholders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Broker-dealers or agents also may receive compensation in the form of discounts, concessions, or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders are deemed to be underwriters, they may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the number of shares to be sold, the name of the selling stockholder, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers and other material facts with respect to a particular offering will be set forth in a prospectus supplement as required by the Rules and Regulations under the Securities Act.

The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than pursuant to this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with. The anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales of the shares offered by the selling stockholders.

We are required to pay all fees and expenses incident to the registration of the shares. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the selling stockholders.

                        SHARES ELIGIBLE FOR FUTURE SALE

As of February 1, 2006, we had outstanding an aggregate of 13,167,974 shares of our common stock, assuming no exercises of our outstanding Stock Purchase Warrants or conversion of our outstanding 8% Callable Secured Convertible Notes. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

Public Float

As of February 1, 2006, the public float for our common stock consisted of 4,657,642 shares. These shares are freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three month period a number of shares that does not exceed the greater of:

o 1% of the number of shares of our common stock then outstanding or

o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions. No shares of our common stock currently outstanding will be eligible for sale pursuant to Rule 144(k) until June 24, 2007.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

                                 LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Laura Anthony, Esq., Legal & Compliance, LLC, 330 Clematis Street, Suite 217 West Palm Beach, Florida 33401. Telephone (561) 514-0936

                                    EXPERTS

The financial statements of the Company as of November 30, 2005 appearing in this prospectus have been so included in reliance on the report of Bagell, Josephs & Levine, CPA's, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The financial statements as of November 30, 2005 and November 30, 2004 included in this prospectus have been so included in reliance on the report of Bagell, Josephs & Levine, CPA's, an independent certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

----------------------------------------------------------------------------


                           INFE-HUMAN RESOURCES, INC.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

			                                             PAGE(S)
CONSOLIDATED AUDITED FINANCIAL STATEMENTS:                           -------

Report of Independent Registered Public Accounting Firm	               F-1

Balance Sheets as of November 30, 2005 and 2004		               F-2

Statements of Operation for the years ended November 30, 2005          F-3

Statements of Comprehensive Income (Deficit) for the years ended
  November 30, 2005 and 2004	                                       F-4

Statements of Changes in Stockholders' (Deficit) for the years ended
  November 30, 2005 and 2004		                               F-5

Statements of Cash Flows for the years ended November 30, 2005
   and 2004 		                                               F-6

Notes to Financial Statements	                                       F-7-13

-------------------------------------------------------------------------------


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
INFe Human Resources, Inc. and Subsidiary
New York, NY

We have audited the accompanying consolidated balance sheets of INFe Human Resources, Inc. and Subsidiary (reverse acquisition with Daniels Corporate Advisory Company, Inc.)(the "Company") as of November 30, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity (deficit), comprehensive income (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements for the years ended November 30, 2005 and 2004 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has raised certain issues that lead to substantial doubt about its ability to continue as a going concern. The Company did not have an operating company generating revenues in 2004. The Company also has sustained operating losses and deficits in 2005 and 2004. Management's plans in regard to these matters are described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of INFe- Human Resources, Inc and Subsidiary (reverse acquisition with Daniels Corporate Advisory Company, Inc.) as of November 30, 2005 and 2004 and the results of its operations and its cash flows for each of the two year period ended November 30, 2005 in conformity with accounting principles generally accepted in the United States.


/s/ BAGELL, JOSEPHS & COMPANY, L.L.C.
---------------------------------------
BAGELL, JOSEPHS & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

January 13, 2006

                   INFe-HUMAN RESOURCES, INC. AND SUBSIDIARY
      (REVERSE ACQUISITION WITH DANIELS CORPORATE ADVISORY COMPANY, INC.)
                      CONSOLIDATED BALANCE SHEET(DEFICIT)
                           NOVEMBER 30, 2005 AND 2004


                                  ASSETS
                                                2005        2004
                                               ------      ------
CURRENT ASSETS                              $1,189,694   $      -
 Cash
 Accounts Receivable, net                       20,000          -
 Marketable securities                          57,339     86,451
 Deposits                                       15,000          -
                                             ---------   ---------

   Total Current Assets                      1,282,033     86,451

 Other Assets:
  Financing costs, net                         300,000          -
                                            ----------   ---------
   TOTAL ASSETS                             $1,582,033   $ 86,451
                                            ==========   =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                                2005        2004
                                               ------      ------
CURRENT LIABILITIES
 Deferred Revenue                           $   49,107   $      -
 Convertible Note Payable                    1,480,000          -
 Loan payable - Officer                         25,100     16,500
                                            ----------   ----------
   Total current Liabilities                 1,554,207     16,500
                                            ----------   ----------
   TOTAL LIABILITIES                        $1,554,207   $ 16,500
                                            ----------   ----------
STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value,
  20,000,000  shares authorized;
  none issued and outstanding                        -          -
Common stock, $.001 par value,
  100,000,000 shares authorized;
  13,053,724 and 11,200,024 shares
  issued and outstanding as of November 30,
  2005 and 2004                                 13,054     11,200
Additional paid-in-capital                     605,591    122,020
Accumulated other comprehensive (deficit)      (70,169)   (22,096)
Deficit                                       (520,650)   (41,173)
                                            -----------  ----------
    Total stockholders' equity (deficit)        27,826     69,951
                                            -----------  ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $1,582,033   $ 86,451
                                            ===========  ==========

The accompanying notes are an integral part of these consolidated financial statements.

                   INFe-HUMAN RESOURCES, INC. AND SUBSIDIARY
      (REVERSE ACQUISITION WITH DANIELS CORPORATE ADVISORY COMPANY, INC.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEAR ENDED NOVEMBER 30, 2005 AND 2004
                    (WITH CUMULATIVE TOTALS SINCE INCEPTION)



                                                2005         2004
                                             ---------    ---------
REVENUE                                     $   5,893  $         -
                                             ---------    ---------

OPERATING EXPENSES
 Compensation & professional fee              505,503       20,500
 Selling, general & administrative expenses    27,204            -
                                             ---------    ---------
     Total operating expenses                 532,707       20,500
                                             ---------    ---------

LOSS BEFORE OTHER INCOME                     (526,814)     (20,500)

  Net realized gain on sale of securities      47,337        2,640
                                             ---------    ---------

NET LOSS APPLICABLE TO COMMON SHARES        $(479,477)  $  (17,860)
                                             =========    =========

BASIC AND DILUTED LOSS
  PER SHARE                                 $   (0.04)  $    (0.00)
                                             =========    =========

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES                            11,652,059    11,010,408
                                            ==========    ==========

The accompanying notes are an integral part of these consolidated financial statements.

                   INFe-HUMAN RESOURCES, INC. AND SUBSIDIARY
                       (REVERSE ACQUISITION WITH DANIELS
                       CORPORATE ADVISORY COMPANY, INC.)
            CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (DEFICIT)
                 FOR THE YEARS ENDED NOVEMBER 30, 2005 AND 2004


Deficit, November 30, 2003                        $ (23,313)

Net loss for the year ended November 30,2004        (17,860)
                                                   ---------
Deficit, November 30,2004                           (41,173)

Net loss for the year ended November 30,2005       (479,477)
                                                  ----------
Deficit, November 30, 2005                        $(520,650)
                                                  ==========

Comprehensive income (deficit), November 30, 2003 $  44,428

Other comprehensive income (deficit), net of tax:
  Unrealized loss on securities                     (66,524)
                                                   ---------
Comprehensive income (deficit), November 30, 2004   (22,096)

Other comprehensive income (deficit), net of tax:
  Unrealized loss on securities                     (48,073)
                                                   ---------
Comprehensive income (deficit), November 30, 2005  $(70,169)
                                                   =========

The accompanying notes are an integral part of these consolidated financial statements.

                   INFe-HUMAN RESOURCES, INC. AND SUBSIDIARY
                       (REVERSE ACQUISITION WITH DANIELS
                       CORPORATE ADVISORY COMPANY, INC.)
      CONSOLIDATED STATEMENTS IN CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED NOVEMBER 30, 2005 AND 2004

                                                                                           Accumulated
                                     Preferred Stock       Common Stock        Additonal      Other
                                     ---------------   -------------------      Paid-in   Comprehensive   Accumulated
                                     Shares   Amount     Shares     Amount      Capital       Income        Deficit        Total
                                     ------   ------   ----------  -------     ---------   -------------  ------------   ----------
BALANCE-November 30, 2003                 -   $    -  11,000,000  $ 11,000     $ 108,220     $   44,428    $ (23,313)     $140,335

Stock issued for debt reduction           -        -     200,024       200        13,800              -            -        14,000

Comprehensive loss                        -        -           -         -             -        (66,524)           -       (66,524)

Net Loss                                  -        -           -         -             -              -      (17,860)      (17,860)
                                     ------   ------  ----------    ------        ------        -------       ------       --------

BALANCE-November 30, 2004                 -  $     -  11,200,024  $ 11,200     $ 122,020     $  (22,096)   $ (41,173)     $ 69,951

Stock issued for services                 -        -   1,033,700     1,034       219,391              -            -       220,425

Stock issued as compensation              -        -     740,000       740       244,260              -            -       245,000

Stock issued for cash                     -        -      80,000        80        19,920              -            -        20,000

Comprehensive loss                        -        -           -         -             -        (48,073)           -       (48,073)

Net Loss                                  -        -           -         -             -              -      (479,477)    (479,477)
                                     ------   ------  -----------  --------     ---------       --------     ---------    ---------

Balance November 30, 2005                 -  $     -  13,053,724  $ 13,054     $ 605,591     $  (70,169)    $(520,650)    $ 27,826
                                     ======  =======  ===========  ========     =========       =========    =========    =========


The accompanying notes are an integral part of these consolidated financial statements.


                   INFe-HUMAN RESOURCES, INC. AND SUBSIDIARY
      (REVERSE ACQUISITION WITH DANIELS CORPORATE ADVISORY COMPANY, INC.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED NOVEMBER 30, 2005 AND 2004



                                                     2005        2004
                                                 -----------  ----------
CASH FLOW FROM OPERATING ACTIVITES
  Net Loss                                       $ (479,477)  $ (17,860)

Adjustments to reconcile net loss to net
cash used in operating activites:
 Stock issued for services                          220,425           -
 Stock issued for compensation                      245,000           -
 (Increase) in accounts receivable                  (20,000)          -
 Increase in deferred revenue                        49,107           -
 (Decrease) in accounts payable                           -     (10,000)
 Unrealized loss in marketable securities           (48,073)          -
                                                  -----------  ---------
    Net cash used in operating activities           (33,018)    (27,860)
                                                  -----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Deposits on acquisition of business                (15,000)          -
 Equity financing costs on convertible note payble (300,000)          -
 Securities purchased, securities sold - net         29,112      (2,640)
                                                 -----------   ----------
    Net cash (used in) investing activities        (285,888)     (2,640)
                                                 -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from Officer loans                          8,600      30,500
 Proceeds of Convertible Notes Payable            1,480,000           -
 Issuance of common stock                            20,000           -
                                                 -----------   ----------
  Net cash provided by financing activitiy        1,508,600      30,500
                                                 -----------   ----------

NET INCREASES IN CASH AND CASH EQUIVALENTS        1,189,694           -

CASH AND CASH EQUIVALENTS
-BEGINNING OF YEAR                                        -           -
                                                 -----------  ----------

CASH AND CASH EQUIVALENTS
-END OF YEAR                                    $ 1,189,694    $      -
                                                 ===========  ==========


                                                    2005         2004
                                                 -----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Cash paid for interest                        $         -    $      -
                                                ==========    ==========
  Cash paid for income taxes                    $         -    $      -
                                                ==========    ==========
SUPPLEMENTAL DISCLOSURE OF NON CASH
ACTIVITY:

  Common stock issued for debt reduction        $        -   $   14,000
                                                ===========  ===========
  Common stock issued for services              $   220,425  $        -
                                                ===========  ===========
  Common stock issued as compensation           $   245,000  $        -
                                                ===========  ===========
  Unrealized net gain (loss) on securities      $  (48,073)  $  (66,524)
                                                ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.


                   INFe- HUMAN RESOURCES, INC. AND SUBSIDIARY
      (REVERSE ACQUISITION WITH DANIELS CORPORATE ADVISORY COMPANY, INC.)
                 CONSOLIDATED FINANCIAL STATEMENTS NOVEMBER 30,
                                 2005 and 2004


NOTE 1-	ORGANIZATION AND BASIS OF PRESENTATION

INFe- Human Resources, Inc. and Subsidiary (the "Company") was incorporated in the State of Nevada on March 31, 2000. The Company was a subsidiary of INFe, Inc. a publicly trading entity on the OTC BB (INFe) through October 31, 2003. The Company was organized to provide human resource administrative management, executive compensation plans and staffing services to client companies.

On October 21, 2003 the Company purchased all of the common stock of Daniels Corporate Advisory Company, Inc. ("Daniels"), a Nevada company formed on May 2, 2002. For accounting purposes, the transaction had been accounted for as a reverse acquisition, under the purchase method of accounting. Accordingly, Daniels will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of "Daniels". Daniels is structured as a start-up and will be operated as a "Human Resource/ Financial Services" corporation. The Company currently has two divisions, the corporate financial consulting division and the merchant banking division.

The Corporate Financial Consulting Division has as its growth goal-advisory to payroll client as well as non-payroll client companies. This division will work with companies seeking to create and/or acquire adjunct service businesses, whose services will initially provide better lifestyles for its existing workforce, and ultimately will be packaged, on an additional profit center basis, for sale to other small companies for the retention of their employees. The profits generated from all the Financial Consulting Assignments will be available for venture investment through the second division, The Merchant Banking Division.

The Merchant Banking Division has an in-house equity funding program, whereby Daniels will profit by helping finance the growth of client, payroll service companies, as well as non-payroll service companies. This division will also profit by the purchase of equity in attractive small public companies whose growth strategies are in line with Daniels' philosophy - growth through leveraged acquisition(s).

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, short-term, highly liquid investments with original maturities of three months or less are considered to be cash and cash equivalents. The Company maintains it cash accounts at one (1) financial institution, and the funds are insured to the maximum limit of $100,000 set by the Federal Savings and Loan Association. At November 30, 2005, the Company had a cash concentration risk of $1,089,695. The Company had no cash equivalents at November 30, 2004.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", the Company has expensed all costs incurred in connection with the start-up and organization of the Company.

Financing Fees

The Company paid a fee in the amount of $300,000 in association with the debenture note payable (See Note 7). The fee is being amortized over the life of the loan.

Revenue and Cost Recognition

The Company records its transactions under the accrual method of accounting whereby income gets recognized when the services are rendered and collection is reasonably assured.

Income Taxes

Effective May 2, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No, 109 (the Statement), Accounting for Income Taxes. The Statement requires an asset and liability approach for financial accounting and reporting for income taxes, and the recognition of deferred tax assets and liabilities for the temporary differences between the financial reporting bases and tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Advertising Costs

The Company expenses the costs associated with advertising as incurred. Advertising and promotional expenses were $11,583 and $-0- for the years ended November 30, 2005 and 2004.

Investments

In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", securities are classified into three categories: held-to-maturity, available-for-sale and trading. The Company's investments consist of equity securities classified as available-for-sale securities. Accordingly, they are carried at fair value in accordance with SFAS No. 115. Further SFAS No. 115 unrealized gains and losses for available-for-sale securities are excluded from earnings, and reported net of deferred income taxes, as a separate component of stockholder's equity, unless the loss is classified as other than a temporary decline in market value.

Comprehensive Income (Deficit)

The Company has adopted Statement of Financial Accounting Standards No, 130, "Reporting Comprehensive Income (Deficit)." (SFAS No. 130). SFAS No. 130 requires the reporting of comprehensive income (deficit) in addition to net income (loss) from operations.

Comprehensive income (deficit) is a more inclusive financial reporting methodology that includes disclosure of information that historically has not been recognized in the calculation of net income.

(Loss) Per Share of Common Stock

Historical net loss per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (EPS) include additional dilution from common stock equivalents, such as stock issuable pursuant to the exercise of stock options and warrants. Common stock equivalents were not included in the computation of diluted earnings per share when the Company reported a loss because to do so would be anti-diluted.

The following is a reconciliation of the computation for basic and diluted EPS for the years ended November 30, 2005 and 2004:


                                       2005              2004
                                    --------           --------

Net loss		           $ (479,477)	      $  (17,860)
				   ----------        -----------
Weighted-average common shares	   11,652,059 	      11,010,408

Weighted-average common stock
Equivalents
   Stock options		           - 	              -
   Warrants				   - 		      -
		                  ------------      -----------
Weighted-average common shares
Outstanding (Diluted)		  11,652,059         11,010,408
                                  ============      ===========


There were no stock options available for the years ended November 30, 2004. The Company has warrants outstanding for 1,200,000 shares of the Company's common stock at November 30, 2005.

NOTE 3-	ACCOUNTS RECEIVABLE

The Company has emerged from the developmental stage, and the Company has a revenue stream. Accounts receivable represent the funds due to the Company for services performed or to be performed. Accounts receivable are evaluated for potential uncollectible amounts and are reduced for any existing bad debts. Accounts receivable, net of reserve allowances were $20,000 and $-0- at November 30, 2005 and 2004, respectively.

NOTE 4-	INVESTMENTS

The following is a summary of investments at November 30, 2005 and 2004 at fair market value:

			                   2005		           2004
                                         -------                 --------
Portfolio of common stocks
trading on the OTC: BB
at fair market value			 $57,339 		 $86,451
			                 =======                 ========


The marketable securities (depreciated) $(48,073) and $(66,524) for the years ended November 30, 2005 and 2004, respectively. There were sales of investments during the year, which resulted in a net realized gain of $47,337. Additionally, no amounts were reclassified out of accumulated other comprehensive income/(loss) for the periods presented.

NOTE 5-	DEPOSITS

The Company has made an offer to acquire a company for purposes of expanding their revenue base (See Note 12). As part of the acquisition, the Company placed a $15,000 deposit for security purposes.

NOTE 6-	DEFERRED REVENUE

The Company received a $55,000 contract to perform consulting services over a 14-month period beginning October 13, 2005 through December 14, 2006. The Company earned $5,982 in the fiscal year ended November 30, 2005. The balance has been deferred.

NOTE 7-	CONVERTIBLE NOTES PAYABLE

The Company executed a Securities Purchase Agreement to issue 8% secured convertible note payable in the amount of $3,000,000. The note is convertible at anytime by the holder of the security into shares of common stock, par value $.001 per share. In addition, the Company issued to the buyer warrants enabling them to purchase 1,200,000 shares of common stock at an exercise price of $1.50 per share. The Company has received $1,480,000 of the $3,000,000 available.
The note matures November 30, 2008. In addition, the Company paid $300,000 in related financing fees. These fees will be amortized over the life of the loan.

NOTE 8-	STOCKHOLDERS' EQUITY (DEFICIT)

The Company, originally INFe, had 20,000,000 shares of preferred stock authorized for the years ended November 30, 2005 and 2004. There were no shares issued and outstanding. Daniels Corporate Advisory Company, Inc. has the same capital structure.

The Company has 100,000,000 common shares authorized at November 30, 2005 and 2004. There were 13,053,724 and 11,200,024 shares issued and outstanding at November 30, 2005 and 2004, respectively.

The Company "Daniels" in the reverse acquisition with INFe Human-Resources, Inc. cancelled its shares of 7,500,000, assumed the 10,000,000 original INFe stock and issued another 1,000,000 shares to the founders. The transaction is shown net in the stockholders' equity section presented in the financial statements.

The Company in the fourth quarter 2004 issued 200,024 shares of common stock for debt reduction of $14,000.

During the fiscal year ended November 30, 2005, the Company issued 1,033,700 shares of its common stock to outside consultants for services rendered. In addition, the Company issued 740,000 shares to one of the officers as compensation.

In September 2005, the Company sold 80,000 shares of its common stock for $20,000.

NOTE 9-	PROVISION FOR INCOME TAXES

The Company did not provide for income taxes for the years ended November 30, 2005 and 2004. Additionally, the Company established a valuation allowance equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the net operating losses in future periods.

At November 30, 2005 and 2004, the deferred tax assets consists of the following:
				         2005		   2004
                                       --------          --------
Deferred taxes due to net
operating loss carryforwards	        $172,000	 $6,175

Less: Valuation allowance	        (172,000)	 (6,175)
                                       ----------        --------

Net deferred tax asset		       $       -         $    -
                                       ==========        ========


For the years ended November 30, 2005 and 2004, the Company and its subsidiary had approximately $520,600 and $41,200, respectively, as operating losses for tax purposes. The financial statements reflect the operations of Daniels Corporate Advisory Company Inc. and not the net operating losses of original Infe-Human Resources Inc., which have certain losses remaining for tax purposes. Accordingly, the net effect of those losses and the net tax effect on comprehensive other income have been considered.

NOTE 10- RELATED PARTY TRANSACTIONS

The Company utilizes office space at no charge from its president, Mr. Arthur Viola.

During the year, the Company issued 740,000 shares of its common stock to Mr. Arthur Viola as compensation. The value of the shares was $245,000.

NOTE 11-LOAN PAYABLE-OFFICER

Since inception, Mr. Arthur Viola has contributed a net $25,100 for working capital purposes. The loan is non-interest bearing, and has no specific repayment terms. As such, the loan has been classified as a current liability

NOTE 12-GOING CONCERN

The accompanying consolidated financial statements have been presented in accordance with accounting principles generally accepted in the United States of America, which assume the continuity of the Company as a going concern. The Company has incurred net losses for the years ended November 30, 2005 and 2004, and has an accumulated deficit. However, the Company has realized its first revenue stream and emerged out of the development stage. Presently, the Company does not have the revenue stream necessary to operate or develop its business. This raises substantial doubt about its ability to continue as a going concern.

Management has formulated and is in the process of implementing its business plan intended to develop steady revenues and income in areas of operation. This plan includes the following, subject to obtaining the necessary financing:

- Signing up new clients

- Building a financial services company, which could include payroll and related human-resource services as well as corporate development to client companies.

- Seeking out new companies for possible merge

Presently, the Company cannot ascertain the eventual success of management's plans with any degree of certainty. The accompanying consolidated financial statements do no include any adjustments that might result from the eventual outcome of the risks and uncertainties described above.

NOTE 13-SUBSEQUENT EVENT

On December 20, 2005, the Company entered into an agreement with Monarch Human Resources, Inc. (the "Target") for the Company to acquire 100% of the outstanding shares the Target pursuant to the Stock Purchase Agreement. The Agreement grant warrants for each of the Shareholders to each purchase a 10% interest in Infe Human Resources, Inc., and will expire on the third (3rd) anniversary of the closing. The exercise price on these warrants is $.001. In consideration for this, the Company paid $300,000 in cash and extended a $100,000 loan to the Target. The loan will accrue interest at 12% per annum and is due on demand.

-----------------------------------------------------------------------------



                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceed-ing if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless a final adjudication establishes that such acts or omissions involve: (i) intentional misconduct , (ii) fraud, or (iii) a knowing violation of the law that was material to the cause of action.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSES	 	          AMOUNT
---------------                  -----------
Registration Fee	 	  $1,088.72
Costs of Printing and Engraving	  $2,000.00
Legal Fees	                  $20,000.00
Accounting Fees	                  $20,000.00
Miscellaneous	 	 	  $3,000.00
-----------------------------------------------
TOTAL	 	                  $46,088.72
==============================================

Item 26. Recent Sales of Unregistered Securities

The Private Placement

1. On November 30, 2005, we entered into a Securities Purchase Agreement with various investors pursuant to which they have the right to acquire callable secured convertible notes (the "Convertible Notes") in the aggregate principal amount of $3,000,000, together with Stock Purchase Warrants (the "Warrants") to acquire 1,200,000 shares of the Company's common stock. The Convertible Notes and the Warrants may be collectively referred to herein as the "Securities".

   The Convertible Notes are convertible at anytime prior to payment into shares of the Company's common stock at a rate based on the trading price of the Company's common stock. The Warrants are exercisable into shares of common stock at price of $1.50 per share. The conversion and exercise price of the Securities are subject to adjustment upon the occurrence of certain events, including with respect to stock splits or combinations.

   The Securities were not registered under applicable securities laws and were sold in reliance on an exemption from such registration. Each of the investors is an "accredited investor" and the Company believes that the issuance and sale of the Convertible Notes qualified for an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933.

2. On September 22, 2005, we sold 80,000 shares of Rule 144 restricted common stock to a private accredited investor for a total purchase price of $20,000.00. This issuance was exempt from registration under section 4(2) of the Securities Act of 1933.

3. On August 19, 2005, we issued 12,000 shares of unregistered and restricted common stock to Richard Kaiser in ex-change for a debt owed to Mr. Kaiser for services rendered. This issuance was exempt from registration under section 4(2) of the Securities Act of 1933.

________________________________________

Item 27. Exhibits.

Exhibit
Number			Description
--------                --------------

 5.1                    Legal Opinion

10.1			Securities Purchase Agreement

10,2                    Securities Agreement

10.3			Form of Stock Purchase Warrant

10.4			Registration Rights Agreement.

10.5			Form of Callable Secured Convertible Note

23.1			Consent of Auditor

23.2			Consent of Attorney (within Exhibit 5.1)


Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

	(i) Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

	(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any de-viation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

	(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Registrant will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on February 3, 2006.

INFE-Human Resources, Inc.:

By: /s/  Arthur Viola
	------------------------------
Name:	 Arthur Viola

Title:	Chief Executive Officer,
	Chairman and Principal
	Financial Officer